CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated March 24, 2000, relating to the financial statements of The Potomac Insurance Trust, which appear in such Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
    Milwaukee, Wisconsin
    May 5, 2000